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                                                                    EXHIBIT 99.1

January 9, 2006

Jacksonville, Illinois

Contact:        Richard A. Foss         Diana S. Tone
                President and CEO       Chief Financial Officer
                (217)245-4111           (217)245-4111


                 JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY
                              AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported net income for the three months ended December 31, 2005, of $179,000, or $0.09 per share of common stock, basic and diluted, compared to net income of $202,000, or $0.10 per share of common stock, basic and diluted, for the three months ended December 31, 2004. The Company reported net income of $822,000, or $0.42 per share, basic, and $0.41 per share, diluted, for the twelve months ended December 31, 2005, compared to net income of $876,000, or $0.45 per share, basic, and $0.44, diluted, for the twelve months ended December 31, 2004.

Net income decreased $54,000 during the twelve months ended December 31, 2005 as compared to the same period in 2004. The decrease reflects a $253,000 decrease in net interest income and an increase of $272,000 in other expense, partially offset by decreases of $305,000 in the provision for loan losses and $30,000 in income taxes and an increase of $136,000 in other income. The decrease in net interest income reflects the interest expense of liabilities increasing faster than the interest income from interest earning assets. Interest income increased $146,000 while interest expense increased $399,000. The decrease in net interest income reflects the impact of the flat yield curve as short-term rates, which are used to price deposits, increased faster than longer-term rates, which are used when pricing loan products. Interest income on loans increased $537,000, primarily due to an $9.5 million increase in the average balance of the loan portfolio during 2005 compared to 2004. Interest income on investment and mortgage-backed securities decreased $418,000, primarily due to a $16.4 million decrease in the average balance of these investments. Proceeds from investment calls and principal payments have been used to fund recent loan growth, as well as reduced deposit volumes.

The average balance of deposits decreased by $15.7 million during 2005 compared to 2004, reflecting management's disciplined pricing policies. The lower average balance of deposits was offset by a higher cost of 20 basis points resulting in a $98,000 increase in interest expense on deposits. Interest expense on borrowed funds increased $301,000 during the same period, as the average balance of borrowings increased $5.0 million during this same time frame. The Company has determined that in the flat interest rate environment, the cost of borrowings is lower than the cost to maintain deposits. This has resulted in the change in the composition of our liabilities to emphasize borrowings as a source of funds.

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Other income increased $135,000 during 2005 primarily due to increases in gains on loan sales of $54,000, service charges on deposits of $48,000, and commission income of $44,000. Other expense increased $272,000 primarily due to increases of $115,000 in real estate owned expense, $59,000 in data processing expense, and $78,000 in other expenses. The increase in real estate owned expense primarily consists of a $97,000 decrease in gains on the sale of real estate owned during 2005 compared to 2004. The decrease in the provision for loan losses reflects an $810,000 decrease in nonperforming loans during 2005.

Total assets at December 31, 2005, increased to $254.0 million from $253.3 million at December 31, 2004. Total deposits at December 31, 2005 were $218.4 million, compared to $225.7 million at December 31, 2004. Total equity was $20.0 million and $20.7 million at December 31, 2005 and 2004, respectively. At December 31, 2005, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.3%, 11.6%, and 12.8%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to the ownership of Jacksonville Savings Bank, an Illinois chartered savings bank. Jacksonville Savings Bank operates six branch offices in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended December 31, 2005, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.